EXHIBIT 99.12

Additional Information Relating to the Province

March, 2013

Election

A Provincial general election is scheduled to be held on Tuesday, May 14, 2013, pursuant to  the British Columbia Constitution Act which, subject to applicable constitutional conventions, requires general elections to occur on the second Tuesday in May in the fourth calendar year after the last election (which was held on May 12, 2009).

Budget 2013

The Estimates and Supplement to the Estimates for the Province’s 2013/14 fiscal year (containing the Province’s detailed spending plans for that year) were presented to the Legislative Assembly of British Columbia on February 19, 2013 as part of the 2013 Provincial Budget.  Those documents are exhibits 99.10 and 99.11 to the Province’s annual report on Form 18-K relating to the fiscal year ended March 31, 2012, which was filed on March 4, 2013.  The Estimates had not received approval by the Legislative Assembly when the Legislative Assembly adjourned on March 14, 2013 in advance of the upcoming general election.    The British Columbia Budget Transparency and Accountability Act requires that the 2013 Budget either be re-introduced or another budget presented to the Legislative Assembly no later than 90 days after the post-election appointment of a new Cabinet.